EXHIBIT 23.3
CONSENT OF INDEPENDENT AUDITORS
To The Board of Directors
TeleCommunication Systems (Holdings) Ltd
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the TeleCommunication Systems, Inc. First Amended and Restated Employee Stock Purchase Plan, of our report dated March 3, 2006, with respect to the consolidated financial statements of TeleCommunication Systems (Holdings) Ltd and Subsidiaries included in the Annual Return (Form 10-K and Form 10-K/A) of TeleCommunication Systems, Inc. for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ James Cowper
James Cowper
Phoenix House
Bartholomew St
Newbury
RG14 5QA
England
July 27, 2006